                                                                     Exhibit 8.1






January 15, 2003


Buckeye Partners, L.P.
5 Radnor Corporate Center, Suite 500
100 Matsonford Road
Radnor, PA 19087

Re:   Form S-3 - Tax Opinion

Ladies and Gentlemen:

We have acted as tax counsel to you in connection with the registration statement on Form S-3 (the "Registration Statement"), dated January 10, 2003 of Buckeye Partners, L.P., a Delaware limited partnership (the "Partnership"), relating to the registration of the offering and sale of debt securities of the Partnership.

We confirm that statements under the caption "United States Federal Income Tax Consequences" in the Registration Statement, subject to any qualification therein stated, accurately reflect our opinion. In addition, based upon the accuracy of the representations and covenants contained in the Tax Representation Letter of Buckeye Partners, L.P., dated as of the date hereof, we are of the opinion that the Partnership is properly treated as a partnership for federal income tax purposes.

We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and further consent to the use of our name under the caption "Tax Considerations" in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act.

Very truly yours,



/s/ Morgan, Lewis & Bockius LLP